                      EXHIBIT 99
Release:     On receipt, July 27, 2017
Media Contact:    Erica Jensen, 515-362-0049, jensen.erica@principal.com
Investor Contact:    John Egan, 515-235-9500, egan.john@principal.com

Principal® Announces Second Quarter 2017 Results
Company Also Announces Increase to Common Stock Dividend

Company Highlights
• Second quarter 2017 net income attributable to Principal Financial Group, Inc. of $309.5 million, or $1.06 per diluted share
• Second quarter 2017 record operating earnings[1] of $383.6 million, or a record $1.31 per diluted share
• Record assets under management (AUM) of $629.4 billion, up 10 percent on a trailing twelve month basis
• Company declares third quarter 2017 common stock dividend of $0.47 per share; a 15 percent increase over the third quarter 2016 common stock dividend
(Des Moines, Iowa) – Principal Financial Group® (NYSE: PFG) today announced results for second quarter 2017.

•
Net income attributable to PFG for second quarter 2017 of $309.5 million, compared to $322.3 million for second quarter 2016. Net income per diluted share of $1.06 for second quarter 2017 was down 4 percent compared to $1.10 in prior year quarter.

•
Operating earnings increased 14 percent to a record $383.6 million for second quarter 2017, compared to $337.1 million for second quarter 2016. Record operating earnings per diluted share (EPS) of $1.31 for second quarter 2017 was up 14 percent compared to $1.15 for second quarter 2016.

•
Quarterly common stock dividend of $0.47 per share for third quarter 2017 was authorized by the company’s Board of Directors, bringing the trailing twelve month dividend to $1.81 per share, a 16 percent increase compared to the prior year trailing twelve month period. The dividend will be payable on Sept. 29, 2017, to shareholders of record as of Sept. 1, 2017.

“I’m pleased with our results for the quarter and first six months of the year,” said Dan Houston, chairman, president and CEO. “We delivered a record $384 million of operating earnings in the second quarter. At $754 million year-to-date, operating earnings are up 21 percent compared to the first half of 2016, reflecting underlying growth across our fee, spread and risk businesses.”

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1 Use of non-GAAP financial measures is discussed in this release after segment results. Operating earnings for total company is after tax.

“Compared to a year ago, we’ve increased AUM by 10 percent to a record $629 billion as of mid-year. I’m particularly pleased with the trailing twelve month trends across our businesses for revenue, margins and operating earnings,” added Houston. “We’ve now increased our quarterly common stock dividend for the sixth quarter in a row, approaching our targeted dividend payout ratio of 40 percent as we continue to deploy capital to create long-term value for our shareholders.”
Other second quarter highlights

•	Strong Morningstar investment performance, with 81 percent of Principal’s investment options[2] above median on a three-year basis and 85 percent above median on a five-year basis.

•	Retirement and Income Solutions (RIS) sales of $4.3 billion, $2.8 billion in RIS-Fee and $1.5 billion in RIS-Spread, which helped drive end of period account values to $249.3 billion.

•
Principal Global Investors (PGI) ended the quarter with record AUM of $410.4 billion. Pre-tax return on operating revenues less pass-through commissions[3] increased to 37.0 percent on a trailing twelve month basis, a 280 basis point increase from the year ago quarter.

•	Principal International (PI) generated net cash flows of $400 million and achieved record AUM of $147.7 billion, a 15 percent increase over the year ago quarter on a constant currency basis[4].

•
Specialty Benefits premium and fees[5] increased 8 percent compared to the year ago quarter, driven by strong sales and retention. In addition, the loss ratios continue to perform within the expected range.

•	Individual Life Insurance premium and fees increased 8 percent over the year ago quarter driven by strong sales.

•	Continued strong capital position with a 2017 capital deployment target of $800 million to $1.1 billion. Deployed $165.9 million of capital in second quarter 2017, including:

◦	$132.7 million of common stock dividends with the $0.46 per share dividend paid in the second quarter; and

◦	$26.4 million to repurchase 0.4 million shares of common stock; and

◦	$6.8 million of increased ownership in a PGI boutique.

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2 Principal "I" shares (if no "I" share class then "A" share class, if no "A" then we will use the lowest share class available), Principal Variable Contracts Funds (PVC), Exchange Traded Funds (ETF), International Small Cap Sep Account & Target Date Collective Investment Trust (CIT) accounts. Excludes Money Market, Stable Value, Liability Driven Investment (LDI) (Short, Intermediate and Extended) Duration, & US Property.
3 The company has provided reconciliations of the non-GAAP measures to the most directly comparable U.S. GAAP measure at the end of the release. The company has determined this measure is more representative of underlying operating revenues growth for PGI as it removes commissions that are collected through fee revenue and passed through expenses with no impact to pre-tax operating earnings.
4 Constant currency basis = prior period results translated using foreign exchange rates from the current period.
5 Premium and fees = premiums and other considerations plus fees and other revenues.

Segment Results

Retirement and Income Solutions - Fee

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	2Q17	2Q16	% Change	2Q17	2Q16	% Change
Pre-tax operating earnings[6]	$147.5	$124.5	18%	$547.1	$446.8	22%

Net revenue[7]	$406.1	$381.5	6%	$1,575.5	$1,526.3	3%
Pre-tax return on net revenue[8]	36.3%	32.6%		34.7%	29.3%

•	Pre-tax operating earnings increased $23.0 million driven by an increase in net revenue and disciplined expense management.

•	Net revenue increased $24.6 million primarily due to higher fees driven by increased account values and higher variable investment income[9].

Retirement and Income Solutions - Spread

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	2Q17	2Q16	% Change	2Q17	2Q16	% Change
Pre-tax operating earnings	$96.3	$70.2	37%	$359.3	$249.6	44%

Net revenue	$145.1	$121.7	19%	$544.1	$442.0	23%
Pre-tax return on net revenue	66.4%	57.7%		66.0%	56.5%

•	Pre-tax operating earnings increased $26.1 million due to an increase in net revenue and disciplined expense management.

•	Net revenue increased $23.4 million as a result of strong growth in the business, higher variable investment income, as well as mortality and experience gains.

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6 Pre-tax operating earnings = operating earnings before income taxes and after noncontrolling interest.
7 Net revenue = operating revenues less benefits, claims and settlement expenses less dividends to policyholders.
8 Pre-tax return on net revenue = pre-tax operating earnings divided by net revenue.
9 Variable investment income includes certain types of investment returns such as prepayment fees and income (loss) from certain elements of our alternative asset classes, including results of value-add real estate sales activity.

Principal Global Investors

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	2Q17	2Q16	% Change	2Q17	2Q16	% Change
Pre-tax operating earnings	$115.4	$117.5	(2)%	$462.0	$394.6	17%

Operating revenues less pass-through commissions	$315.7	$310.7	2%	$1,265.7	$1,166.8	8%
Pre-tax return on operating revenues less pass-through commissions[10]	37.1%	38.2%		37.0%	34.2%

Total PGI assets under management (billions)	$410.4	$382.8	7%
Institutional assets under management (billions)	$132.4	$129.6	2%

•	Pre-tax operating earnings decreased $2.1 million primarily due to lower performance fees compared to the year ago quarter.

•
Operating revenues less pass-through commissions increased $5.0 million primarily due to growth in management fees on record AUM, partially offset by lower performance fees relative to the year ago quarter.

Principal International

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	2Q17	2Q16	% Change	2Q17	2Q16	% Change
Pre-tax operating earnings	$78.4	$69.9	12%	$329.5	$256.2	29%

Combined[11] net revenue (at PFG share)	$220.2	$193.6	14%	$861.3	$761.1	13%
Combined pre-tax return on net revenue (at PFG share)	35.6%	36.1%		38.3%	33.7%

Assets under management (billions)	$147.7	$130.9	13%

•	Pre-tax operating earnings increased $8.5 million despite elevated expenses in Mexico.

•	Combined net revenue (at PFG share) increased $26.6 million driven by growth in AUM.

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10 Pre-tax return on operating revenues less pass-through commissions = pre-tax operating earnings, adjusted for noncontrolling interest divided by operating revenues less pass-through commissions.
11 Combined basis = all Principal International companies at 100 percent. The company has provided reconciliations of the non-GAAP measures to the most directly comparable U.S. GAAP measure at the end of the release. The company has determined combined net revenue (at PFG share) is more representative of underlying net revenue growth for Principal International as it reflects our proportionate share of consolidated and equity method subsidiaries. In addition, using this net revenue metric provides a more meaningful representation of our profit margins.

Specialty Benefits Insurance

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	2Q17	2Q16	% Change	2Q17	2Q16	% Change
Pre-tax operating earnings	$63.6	$66.5	(4)%	$254.9	$227.3	12%

Premium and fees	$499.2	$464.2	8%	$1,935.2	$1,782.7	9%
Pre-tax return on premium and fees[12]	12.7%	14.3%		13.2%	12.8%

Incurred loss ratio	63.7%	61.7%		64.1%	62.5%

•	Pre-tax operating earnings decreased $2.9 million primarily due to a return to more normal claims experience compared to very favorable claims experience in the year ago quarter.

•	Premium and fees increased $35.0 million reflecting strong sales and retention.

•	Incurred loss ratio was within our expected range.

Individual Life Insurance

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	2Q17	2Q16	% Change	2Q17	2Q16	% Change
Pre-tax operating earnings	$40.8	$37.1	10%	$112.8	$216.3	(48)%

Premium and fees	$270.2	$250.9	8%	$1,030.2	$984.4	5%
Pre-tax return on premium and fees	15.1%	14.8%		10.9%	22.0%

•	Pre-tax operating earnings increased $3.7 million primarily due to growth in the business, partially offset by higher claims experience.

•	Premium and fees increased $19.3 million reflecting strong sales growth.

Corporate

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	2Q17	2Q16	% Change	2Q17	2Q16	% Change
Pre-tax operating losses	$(47.5)	$(54.5)	13%	$(217.1)	$(216.6)	0%

•	Pre-tax operating losses decreased $7.0 million primarily due to lower corporate expenses.

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12 Pre-tax return on premium and fees = pre-tax operating earnings divided by premium and fees.

Forward looking and cautionary statements
Certain statements made by the company which are not historical facts may be considered forward-looking statements, including, without limitation, statements as to operating earnings, net income available to common stockholders, net cash flows, realized and unrealized gains and losses, capital and liquidity positions, sales and earnings trends, and management’s beliefs, expectations, goals and opinions. The company does not undertake to update these statements, which are based on a number of assumptions concerning future conditions that may ultimately prove to be inaccurate. Future events and their effects on the company may not be those anticipated, and actual results may differ materially from the results anticipated in these forward-looking statements. The risks, uncertainties and factors that could cause or contribute to such material differences are discussed in the company’s annual report on Form 10-K for the year ended Dec. 31, 2016, and in the company’s quarterly report on Form 10-Q for the quarter ended March 31, 2017, filed by the company with the U.S. Securities and Exchange Commission, as updated or supplemented from time to time in subsequent filings. These risks and uncertainties include, without limitation: adverse capital and credit market conditions may significantly affect the company’s ability to meet liquidity needs, access to capital and cost of capital; conditions in the global capital markets and the economy generally; volatility or declines in the equity, bond or real estate markets; changes in interest rates or credit spreads or a sustained low interest rate environment; the company’s investment portfolio is subject to several risks that may diminish the value of its invested assets and the investment returns credited to customers; the company’s valuation of investments and the determination of the amount of allowances and impairments taken on such investments may include methodologies, estimations and assumptions that are subject to differing interpretations; any impairments of or valuation allowances against the company’s deferred tax assets; the company’s actual experience could differ significantly from its pricing and reserving assumptions; the pattern of amortizing the company’s DAC and other actuarial balances on its universal life-type insurance contracts, participating life insurance policies and certain investment contracts may change; the company may not be able to protect its intellectual property and may be subject to infringement claims; the company’s ability to pay stockholder dividends and meet its obligations may be constrained by the limitations on dividends or distributions Iowa insurance laws impose on Principal Life; changes in laws, regulations or accounting standards; results of litigation and regulatory investigations; from time to time the company may become subject to tax audits, tax litigation or similar proceedings, and as a result it may owe additional taxes, interest and penalties in amounts that may be material; applicable laws and the company’s certificate of incorporation and by-laws may discourage takeovers and business combinations that some stockholders might consider in their best interests; competition from companies that may have greater financial resources, broader arrays of products, higher ratings and stronger financial performance; a downgrade in the company’s financial strength or credit ratings; changes in investor preferences; inability to attract and retain qualified employees and sales representatives and develop new distribution sources; international business risks; fluctuations in foreign currency exchange rates; the company may need to fund deficiencies in its “Closed Block” assets that support participating ordinary life insurance policies that had a dividend scale in force at the time of Principal Life’s 1998 conversion into a stock life insurance company; the company’s reinsurers could default on their obligations or increase their rates; risks arising from acquisitions of businesses; and a computer system failure or security breach could disrupt the company’s business and damage its reputation.

Use of Non-GAAP financial measures
The company uses a number of non-GAAP financial measures that management believes are useful to investors because they illustrate the performance of normal, ongoing operations, which is important in understanding and evaluating the company’s financial condition and results of operations. They are not, however, a substitute for U.S. GAAP financial measures. Therefore, the company has provided reconciliations of the non-GAAP measures to the most directly comparable U.S. GAAP measure at the end of the release. The company adjusts U.S. GAAP measures for items not directly related to ongoing operations. However, it is possible these adjusting items have occurred in the past and could recur in future reporting periods. Management also uses non-GAAP measures for goal setting, as a basis for determining employee and senior management awards and compensation, and evaluating performance on a basis comparable to that used by investors and securities analysts.
Earnings conference call
On Friday, Jul. 28, 2017, at 10:00 a.m. (ET), Chairman, President and Chief Executive Officer Dan Houston and Executive Vice President and Chief Financial Officer Deanna Strable will lead a discussion of results and the impacts on future prospects, asset quality and capital adequacy during a live conference call, which can be accessed as follows:

•	Via live Internet webcast. Please go to principal.com/investor at least 10-15 minutes prior to the start of the call to register, and to download and install any necessary audio software.

•	Via telephone by dialing 866-427-0175 (U.S. and Canadian callers) or 706-643-7701 (international callers) approximately 10 minutes prior to the start of the call. The access code is 48354928.

•
Replay of the earnings call via telephone is available by dialing 855-859-2056 (U.S. and Canadian callers) or 404-537-3406 (international callers). The access code is 48354928. This replay will be available approximately two hours after the completion of the live earnings call through the end of day Aug. 4, 2017.

•	Replay of the earnings call via webcast as well as a transcript of the call will be available after the call at principal.com/investor.
The company’s financial supplement is currently available at principal.com/investor, and may be referred to during the call. Other slides that will be referenced during the call will be available at principal.com/investor approximately one-half hour prior to call start time.

About Principal®13
Principal helps people and companies around the world build, protect and advance their financial well-being through retirement, insurance and asset management solutions that fit their lives. Our employees are passionate about helping clients of all income and portfolio sizes achieve their goals – offering innovative ideas, investment expertise and real-life solutions to make financial progress possible. To find out more, visit us at principal.com.

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13 Principal, Principal and symbol design and Principal Financial Group are trademarks and service marks of Principal Financial Services, Inc., a member of the Principal Financial Group.

Summary of Principal Financial Group, Inc. and Segment Results

Principal Financial Group, Inc. Results:	(in millions)
	Three Months Ended,		Trailing Twelve Months,
	6/30/17	6/30/16	6/30/17	6/30/16
Net income attributable to PFG	$309.5	$322.3	$1,284.6	$1,244.3
Net realized capital (gains) losses, as adjusted	74.1	14.8	125.2	(2.8)
Other after-tax adjustments	0.0	0.0	52.0	2.1
Operating Earnings*	$383.6	$337.1	$1,461.8	$1,243.6
Income taxes	110.9	94.1	386.7	330.6
Pre-Tax Operating Earnings	$494.5	$431.2	$1,848.5	$1,574.2

Segment Pre-Tax Operating Earnings (Losses):
Retirement and Income Solutions	$243.8	$194.7	$906.4	$696.4
Principal Global Investors	115.4	117.5	462.0	394.6
Principal International	78.4	69.9	329.5	256.2
U.S. Insurance Solutions	104.4	103.6	367.7	443.6
Corporate	(47.5)	(54.5)	(217.1)	(216.6)
Pre-Tax Operating Earnings	$494.5	$431.2	$1,848.5	$1,574.2

	Per Diluted Share
	Three Months Ended,		Six Months Ended,
	6/30/17	6/30/16	6/30/17	6/30/16
Net income	$1.06	$1.10	$2.25	$2.35
Net realized capital (gains) losses, as adjusted	0.25	0.05	0.33	(0.23)
Operating Earnings	$1.31	$1.15	$2.58	$2.12
Weighted-average diluted common shares outstanding (in millions)	292.7	292.6	292.5	293.4

*U.S. GAAP (GAAP) net income attributable to PFG versus operating earnings
Management uses operating earnings, which is a non-GAAP financial measure that excludes the effect of net realized capital gains and losses, as adjusted, and other after-tax adjustments the company believes are not indicative of overall operating trends, for goal setting, as a basis for determining employee and senior management awards and compensation, and evaluating performance on a basis comparable to that used by investors and securities analysts. Note: it is possible these adjusting items have occurred in the past and could recur in future reporting periods. While these items may be significant components in understanding and assessing our consolidated financial performance, management believes the presentation of operating earnings enhances the understanding of results of operations by highlighting earnings attributable to the normal, ongoing operations of the company’s businesses.

Selected Balance Sheet Statistics
	Period Ended,
	6/30/17	12/31/16
Total assets (in billions)	$240.2	$228.0
Stockholders’ equity (in millions)	$11,238.0	$10,293.8
Total common equity (in millions)	$11,168.1	$10,227.3
Total common equity excluding accumulated other comprehensive income (AOCI) other than foreign currency translation adjustment (in millions)	$10,252.4	$9,808.7
End of period common shares outstanding (in millions)	288.6	287.7
Book value per common share	$38.70	$35.55
Book value per common share excluding AOCI other than foreign currency translation adjustment	$35.52	$34.09

Principal Financial Group, Inc. Reconciliation of U.S. GAAP to Non-GAAP Financial Measures (in millions, except as indicated)
	Period Ended,
	6/30/17	12/31/16
Stockholders’ Equity, Excluding AOCI Other Than Foreign Currency Translation Adjustment, Available to Common Stockholders:
Stockholders’ equity	$11,238.0	$10,293.8
Noncontrolling interest	(69.9)	(66.5)
Stockholders’ equity available to common stockholders	11,168.1	10,227.3
Net unrealized capital (gains) losses	(1,315.5)	(827.0)
Net unrecognized postretirement benefit obligation	399.8	408.4
Stockholders’ equity, excluding AOCI other than foreign currency translation adjustment, available to common stockholders	$10,252.4	$9,808.7

Book Value Per Common Share, Excluding AOCI Other Than Foreign Currency Translation Adjustment:
Book value per common share	$38.70	$35.55
Net unrealized capital (gains) losses	(4.57)	(2.88)
Net unrecognized postretirement benefit obligation	1.39	1.42
Book value per common share, excluding AOCI other than foreign currency translation adjustment	$35.52	$34.09

Principal Financial Group, Inc. Reconciliation of U.S. GAAP to Non-GAAP Financial Measures (in millions)
	Three Months Ended,		Trailing Twelve Months,
	6/30/17	6/30/16	6/30/17	6/30/16
Income Taxes:
Total GAAP income taxes	$50.8	$72.9	$197.6	$262.5
Net realized capital gains (losses) tax adjustments	39.6	4.3	76.1	8.3
Tax benefit related to other after-tax adjustments	-	-	34.4	1.1
Income taxes related to equity method investments and noncontrolling interest	20.5	16.9	78.6	58.7
Income taxes	$110.9	$94.1	$386.7	$330.6

Net Realized Capital Gains (Losses):
GAAP net realized capital gains (losses)	$(95.9)	$33.7	$(111.7)	$167.6

Recognition of front-end fee revenues	-	-	(0.3)	0.3
Market value adjustments to fee revenues	-	(1.6)	(0.2)	(2.3)
Net realized capital gains (losses) related to equity method investments	0.5	(0.5)	1.4	(0.2)
Derivative and hedging-related adjustments	(16.9)	(26.0)	(78.3)	(115.9)
Sponsored investment fund adjustments	1.7	1.9	5.7	4.6
Amortization of deferred acquisition costs	8.4	(5.7)	(5.8)	(56.9)
Capital gains distributed – operating expenses	(8.0)	(15.0)	(21.9)	19.3
Amortization of other actuarial balances	0.6	(1.5)	-	(10.8)
Market value adjustments of embedded derivatives	1.3	0.8	49.9	3.9
Capital gains distributed – cost of interest credited	(3.0)	(2.1)	(23.4)	(5.0)
Net realized capital gains (losses) tax adjustments	39.6	4.3	76.1	8.3
Net realized capital gains (losses) attributable to noncontrolling interest, after-tax	(2.4)	(3.1)	(16.7)	(10.2)
Net realized capital losses associated with exited group medical insurance business, after-tax	-	-	-	0.1
Total net realized capital gains (losses) after-tax adjustments	21.8	(48.5)	(13.5)	(164.8)

Net realized capital gains (losses), as adjusted	$(74.1)	$(14.8)	$(125.2)	$2.8

Other After-Tax Adjustments:
Exited group medical insurance business:
Pre-tax	$ -	$ -	$ -	$(3.2)
Tax	-	-	-	1.1
Early extinguishment of debt:
Pre-tax	-	-	(86.4)	-
Tax	-	-	34.4	-
Total other after-tax adjustments	$ -	$ -	$(52.0)	$(2.1)

Principal Financial Group, Inc. Reconciliation of U.S. GAAP to Non-GAAP Financial Measures (in millions)
	Three Months Ended,		Trailing Twelve Months,
	6/30/17	6/30/16	6/30/17	6/30/16
Principal Global Investors Operating Revenues Less Pass-Through Commissions:
Operating revenues	$355.5	$351.3	$1,427.7	$1,337.6
Commission expense	(39.8)	(40.6)	(162.0)	(170.8)
Operating revenues less pass-through commissions	$315.7	$310.7	$1,265.7	$1,166.8

Principal International Combined Net Revenue (at PFG Share)
Pre-tax operating earnings	$78.4	$69.9	$329.5	$256.2
Combined operating expenses (at PFG share)	141.8	123.7	531.8	504.9
Combined net revenue (at PFG share)	$220.2	$193.6	$861.3	$761.1